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                                            Alpha Overlay Securities Linked to the DB Commodity Booster DJUBS 14
                                                TV Index ER and the DB Commodity Harvest - 10 Index USD TR

                                                  Commodities |X| Bullish |X| Medium Term

Indicative Terms as of November 12, 2009                                                     Best Case Scenario at Maturity
CUSIP:
2515A0 VS 9                                                                    If the Final Basket Level is greater than the Initial
                                                                               Basket Level, investors will receive 100% of the
Issuer:                                                                        appreciation of the Basket, reduced by the Adjustment
Deutsche Bank AG, London Branch                                                Factor.

Maturity / Tenor:                                                                                 Worst Case Scenario
13 Months
                                                                               If a Basket Knock-Out Event occurs at any time, the
Basket:                                                                        securities will be redeemed by the Issuer and you will
The securities are linked to the performance of the DB Commodity Booster -     lose a significant portion of your investment in the
DJUBS - TV 14 Index ER (the "Booster Index," Bloomberg: DBCMBTVE (Index))      securities.
and the
DB Commodity Harvest - 10 Index USD TR (the "Harvest Index," Bloomberg                                  Benefits
Ticker: DBCMHVEE (Index)), each a "Basket Index" and collectively, the
"Basket Indices".                                                              |X| Exposure to two Deutsche Bank proprietary
                                                                                   commodity indices. The base index of the Booster
Redemption Amount:                                                                 Index (the "Booster Base Index") seeks to outperform
You will receive a cash payment on the Maturity Date or Basket Knock-Out           the Dow Jones UBS Commodity Index (the "DJUBS
Payment Date, as applicable, per $1,000 security face amount, calculated as        Index").  The base Index of the Harvest Index (the
follows:                                                                           "Harvest Base Index") takes a long position in the
$1,000 x (Final Basket Level / Initial Basket Level )                              Deutsche Bank Commodity Booster Index - S&P GSCI
Your investment will be fully exposed to any depreciation in the Booster           Light Energy (the "S&P Booster Index") and a short
Index and the Harvest Index.                                                       position in the S&P GSCI Light Energy Index ("S&P
                                                                                   Light Energy Index"). The S&P Booster Index seeks to
Initial Basket Level:                                                              outperform the S&P Light Energy Index.
Set equal to 100 on the Trade Date                                             |X| 100% participation in the performance of each
                                                                                   Basket Index with uncapped upside potential, reduced
Basket Level:                                                                      by the Adjustment Factor.
100 x (1 + Booster Performance + Harvest Performance - Adjustment Factor)
                                                                                                         Risks
Final Basket Level:
The Basket Level on the Final Valuation Date, Basket Knock-Out Valuation       |X| The strategy of each Basket Index to achieve a
Date or the applicable trading day, as the case may be.                            target volatility in its Base Index may not be
                                                                                   successful. The Booster Base Index may not outperform
Booster Performance:                                                               the DJUBS Index and the S&P Booster Index may not
(Final Reference Level / Initial Reference Level - 1); determined using the        outperform the S&P Light Energy Index.
Initial Reference Level and relevant Final Reference Level for the Booster     |X| If a Basket Knock-Out Event occurs at any time,
Index                                                                              the securities will be redeemed by the Issuer and you
                                                                                   will lose a significant portion of your investment in
Harvest Performance:                                                               the securities.
(Final Reference Level / Initial Reference Level - 1) ; determined using the   |X| A commodity hedging disruption event may result
Initial Reference Level and relevant Final Reference Level for the Harvest         in acceleration of the securities and you may lose a
Index                                                                              substantial part of your investment.
                                                                               |X| Commodity prices may change unpredictably.
Initial Reference Level:                                                       |X| An investment in the securities is subject to
The closing level for the respective Basket Index on the Trade Date.               the credit of the Issuer.

Final Reference Level:                                                                              Important Dates
The closing level for the respective Basket Index on the Final Valuation
Date, Basket Knock-Out Valuation Date or the applicable trading day, as the     Offering Period:..November 12 - December 3, 2009
case may be.                                                                    Trade Date:.....................December 4, 2009
                                                                                Settlement Date:................December 9, 2009
Adjustment Factor:                                                              Final Valuation Date:............January 4, 2011
0.0075 + 0.025 x Days / 365, where "Days" equals the number of calendar days
from the Trade Date to, but excluding, the Final Valuation Date or the          Maturity Date:.......January 7, 2011 (13 Months)
Basket Knock-Out Valuation Date, as applicable.

Basket Knock-Out Event:
If the Basket Level is less than 40 at the close of any trading day during                           ISSUER FREE WRITING PROSPECTUS
the Observation Period (a "Basket Knock-Out Event" and such trading day, the                             Filed Pursuant to Rule 433
"Basket Knock-Out Date"), the securities will be redeemed by the Issuer for                   Registration Statement No. 333-162195
the Redemption Amount calculated as of the trading day following the Basket                                 Dated November 12, 2009
Knock-Out Date (the "Basket Knock-Out Valuation Date"), with payment made on the date that is five business days after the Basket Knock-Out Valuation
Date (the "Basket Knock-Out Payment Date").                                              NOT FDIC / NCUA INSURED OR GUARANTEED
                                                                                           MAY LOSE VALUE * NO BANK GUARANTEE
Observation Period                                                                                   NOT A DEPOSIT
The period of trading days from (but excluding) the Trade Date                         NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
to (and including) the Final Valuation Date.

Discounts and Commissions:

The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000 securities. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 face amount. The Agents may pay custodial fees to other broker-dealers of up to
0.25% or $2.50 per $1,000 face amount.

Agent:
Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas.

                                         Deutsche Bank Structured Equity Sales +1 212 250-9905

Return Scenarios at Maturity
Final Basket Level	Percentage Change in Basket	Payment at Maturity (per $1,000 invested)	Return on Securities (%)
200.00	100%	$2,000.00	100.00%
180.00	80%	$1,800.00	80.00%
160.00	60%	$1,600.00	60.00%
140.00	40%	$1,400.00	40.00%
120.00	20%	$1,200.00	20.00%
110.00	10%	$1,100.00	10.00%
105.00	5%	$1,050.00	5.00%
100.00	0%	$1,000.00	0.00%
95.00	-5%	$950.00	-5.00%
90.00	-10%	$900.00	-10.00%
80.00	-20%	$800.00	-20.00%
60.00	-40%	$600.00	-40.00%
40.00	-60%	$400.00	-60.00%

This hypothetical scenario analysis table illustrates the Redemption Amounts per $1,000 security face amount, for hypothetical performances of the Basket Level, payable on the Maturity Date.  Hypothetical results are neither an indicator nor a guarantee of future returns. Actual results may vary materially from this analysis. The numbers appearing above have been rounded for ease of analysis.  For purposes of this table and these examples, it is assumed that a Basket Knock-Out Event does not occur. If a Basket Knock-Out Event occurs, you will lose a significant portion of your investment in the securities. The calculation of the Basket Level includes an Adjustment Factor component. As a result, the performance of the Basket Indices will need to reflect, on a combined basis, a positive performance greater than 3.46% for the return on the securities to be positive.

Selected Risk Factors An investment in the securities involves significant risks. You should read “Risk Factors” in term sheet No. 766 for detailed information about the risks listed below.

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Basket Indices and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. In addition, as a result of the Adjustment Factor, the performance of the Basket Indices will need to reflect, on a combined basis, a positive performance of at least 3.46% for you to receive your initial investment back at maturity. You will lose some of your initial investment if the Final Basket Level is equal to or less than the Initial Basket Level.

EARLY REDEMPTION RISK —CFTC position limits on certain commodities may restrict our ability to hedge our obligation under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities and pay you an amount determined by the calculation agent. In addition, if the Basket Level is less than 40 at the close of any trading day during the Observation Period, we may redeem the securities early and the payment on the securities will be accelerated. You may lose a substantial part of your investment upon the payment acceleration in either scenario above. You may not be able to reinvest your money in a comparable investment.

STRATEGY RISK – Each Basket Index seeks an enhanced return by achieving a target volatility in its respective Base Index.  The Booster Base Index, the DB Commodity Booster DJUBS Index, seeks to outperform the DJUBS Index by adopting an optimal yield rolling strategy. The Harvest Base Index takes a long position in S&P Booster Index and a short position in S&P Light Energy Index. The S&P Booster Index seeks to outperform the S&P Light Energy Index by adopting an optimal yield rolling strategy. The target volatility strategy and the optimal yield rolling strategy may not be successful. Each Basket Index may fail to achieve the target volatility in its Base Index.

COMMODITY PRICE MAY CHANGE UNPREDICTABLY — Market prices of the commodity future contracts underlying the Basket Indices may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, etc.

THE BASKET INDICES AND BASE INDICES HAVE VERY LIMITED PERFORMANCE HISTORY.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity and may adversely affect the price, if any, at which the Issuer or its affiliates may be willing to purchase the securities from you in the secondary market.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE BASKET INDICES OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the Basket Level or the value of the securities.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities, and being the index sponsor for the Basket Indices and Base Indices, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange and the Issuer and its affiliates, although they may do so, will have no obligation to offer to purchase the securities in the secondary market.

COUNTERPARTY RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the Basket Level on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 766 relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, term sheet No. 766 and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Deutsche Bank Structured Equity Sales    +1 212 250-9905